Exhibit (a)(40)
JANUS INVESTMENT FUND
Certificate of Termination
of
Janus Global Market Neutral Fund
The undersigned, being the duly elected and qualified Secretary of Janus Investment Fund, a trust with transferable shares under the laws of Massachusetts (the “Trust”) authorized to establish one or more series or funds, which was organized pursuant to an Agreement and Declaration of Trust dated February 11, 1986 (as amended and restated March 18, 2003, and may be further amended, the “Declaration”), DOES HEREBY CERTIFY that:
Pursuant to Section 7.2 of the Declaration, at a meeting of the Trustees of the Trust duly called and held on August 1, 2012, at which a quorum was present and acting throughout, the Independent Trustees adopted resolutions approving a Plan of Liquidation and Termination for Janus Global Market Neutral Fund, a series of the Trust. Copies of applicable resolutions and Plan of Liquidation and Termination with respect to Janus Global Market Neutral Fund approved at the Trustees’ August 1, 2012 meeting are attached to this Certificate as Exhibit A.
NOW, THEREFORE, KNOW ALL MEN BY THESE PRESENTS that Janus Global Market Neutral Fund be, and it is hereby, TERMINATED, effective October 15, 2012.
IN WITNESS WHEREOF, the undersigned has hereunto set her hand on the date set opposite her signature below.

Date: October 8, 2012	/s/ Stephanie Grauerholz-Lofton
Stephanie Grauerholz-Lofton
Secretary

EXHIBIT A
TRUSTEE RESOLUTIONS
RESOLVED, that the Trustees of Janus Investment Fund (“JIF”), having determined that liquidating and terminating Janus Global Market Neutral Fund (the “GMN Fund”) is in the best interest of the GMN Fund and its shareholders, approve such liquidation and termination, as discussed at this meeting;
FURTHER RESOLVED, that the Plan of Liquidation and Termination providing for the liquidation of the assets of the GMN Fund and the distribution of all proceeds to the GMN Fund’s shareholders is approved in substantially the form presented in connection with this meeting, with such changes as may approved by Counsel to the Trusts;
FURTHER RESOLVED, that the Trustees authorize officers of JIF and representatives of Janus Capital Management LLC (“Janus Capital”) to file with the Securities and Exchange Commission (“SEC”) a supplement to JIF’s registration statement (the “Supplement”) to reflect the liquidation of the GMN Fund to be effective on or about October 15, 2012, or at such other time deemed appropriate by officers of the GMN Fund, and termination of the GMN Fund as soon as practicable thereafter, and to send notice to shareholders of the GMN Fund disclosing the liquidation and termination;
FURTHER RESOLVED, that the Trustees approve the waiver of any applicable contingent deferred sales charges on the redemption of Class A Shares and Class C Shares of the GMN Fund;
FURTHER RESOLVED, that the Trustees authorize Janus Capital to deviate from the GMN Fund’s stated investment objective, strategies and policies in order to effectuate the liquidation;
FURTHER RESOLVED, that the Trustees approve closing the GMN Fund for sales of shares to new investors (excluding Janus Capital) effective upon the date listed in the filing of a supplement to the GMN Fund’s prospectus disclosing the liquidation; and
FURTHER RESOLVED, that the Trustees of JIF authorize the officers of JIF and of Janus Capital to perform such acts as they determine to be necessary or desirable to liquidate and terminate the GMN Fund, including, but not limited to, amending any contracts, certificates, documents or agreements and filing a Certification of Termination and Liquidation with the State of Massachusetts.

ACKNOWLEDGEMENT

STATE OF COLORADO	)
) ss.
COUNTY OF DENVER	)	October 8, 2012
Then personally appeared the above-named Stephanie Grauerholz-Lofton and acknowledged the foregoing instrument to be her free act and deed as Secretary of Janus Investment Fund, a trust with transferable shares under Massachusetts law.

/s/ Lynn M. Donaldson
Notary Public: Lynn M. Donaldson
My commission expires: June 16, 2015

[NOTARIAL SEAL]